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                         FRASER MILNER CASGRAIN LLP


                              2900 Manulife Place
                                10180 101 Street
                              Edmonton, AB Canada
                                    T5J 3V5
                                 (780) 423-7100
                              (780) 423-7276 (fax)


                                January 30, 2004


Millar Western Forest Products Ltd.
16640 - 111 Avenue
Edmonton, Alberta T5M 2S5


                       Millar Western Forest Products Ltd.

Ladies and Gentlemen:

     We are acting as counsel to Millar Western Forest Products Ltd., an Alberta corporation (the "Company"), in connection with the preparation of the registration statement on Form F-4 (the "Registration Statement") being filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the exchange offer, as set forth in the prospectus contained in the Registration Statement (the "Prospectus"), by the Company of up to US$190,000,000 aggregate principal amount of its 7.75% Senior Notes due 2013, which are to be registered under the Securities Act (the "Registered Notes") in exchange for its outstanding 7.75% Senior Notes due 2013 issued on November 25, 2003. The Registered Notes are to be issued under an indenture, dated as of November 25, 2003 (the "Indenture") between the Company and the Bank of New York. Any defined term used and not defined herein has the meaning given to it in the Registration Statement.

     We have examined the Registration Statement and the originals, or copies identified to our satisfaction, of such corporate records of the Company, certificates of public officials, officers of the Company and other persons, and such other documents, agreements and instruments as we have deemed necessary as a basis for the opinions hereinafter expressed. In our examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

     Our opinions expressed below are limited to the laws of Alberta and the federal laws of Canada, and we do not express any opinion herein concerning any other law.

     Based upon the foregoing, we are of the opinion that,

     (i) all necessary corporate action has been taken by the Company to authorize the execution and delivery of the Indenture by the Company; and

     (ii) all necessary corporate action has been taken by the Company to authorize the issuance, execution and delivery of the Registered Notes.

     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" in the Prospectus. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Commission promulgated thereunder.



                                         Very truly yours,


                                         /s/ Fraser Milner Casgrain LLP